Exhibit 3.5

CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
BATS GLOBAL MARKETS, INC.

Bats Global Markets, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

First.  The Corporation was originally incorporated under the name BATS Global Markets Holdings, Inc., and its original certificate of incorporation was filed with the Secretary of State of the State of Delaware (the “Secretary of State”) in August 2013.

Second.  That the Board of Directors of said Corporation, duly adopted resolutions proposing and declaring advisable the following amendment of the Amended and Restated Certificate of Incorporation of said Corporation (the “Certificate”) and seeking the consent of the stockholders of said Corporation to said amendment. The resolutions setting forth the proposed amendment are as follows:

THEREFORE, BE IT RESOLVED, that the Certificate be amended by amending and restating paragraph (a)(i) of Article Fourth as follows:

“(a) Authorized Shares.

(i) The total number of shares of stock that the Corporation shall have authority to issue is 435 million shares, consisting of 362.5 million shares of voting common stock, par value $0.01 per share (the “Voting Common Stock”), 29 million shares of non-voting common stock, par value $0.01 per share (the “Non-Voting Common Stock” and, together with the Voting Common Stock, the “Common Stock”) and 43.5 million shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”). The rights, preferences, powers, privileges, and the restrictions, qualifications and limitations of the Voting Common Stock and Non-Voting Common Stock are identical, other than in respect of voting and conversion rights as set forth herein, and, except as otherwise provided herein, for all purposes under this Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), the Voting Common Stock and Non-Voting Common Stock shall together constitute a single class of shares of the capital stock of the Corporation.”

THEREFORE, BE IT RESOLVED, that the Certificate be amended by amending Article FOURTH by adding the following:

“(e)         Stock Split.

(i)    Effective upon the filing of this certificate of amendment with the Secretary of State, each share of Common Stock outstanding or held in treasury immediately prior to such time shall automatically and without any action on the part of the holders thereof be subdivided into 2.91 shares of Common Stock (the “Stock Split”). The par value of the Common Stock shall remain $0.01 per share. This conversion shall apply to all shares of Common Stock. No fractional shares of Common Stock shall be issued upon the Stock Split or otherwise. In lieu of any fractional shares of Common Stock to which the stockholder would otherwise be entitled upon the Stock Split, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of the Common Stock outstanding as of the date of the Stock Split as determined by the Board of Directors.

(ii)   All certificates representing shares of Common Stock outstanding immediately prior to the filing of this certificate of amendment shall immediately after the filing of this certificate of amendment represent instead the number of shares of Common Stock as adjusted to give effect to the Stock Split as set forth in this Article FOURTH, paragraph (e).”

Third.  That the aforesaid amendment has been approved and authorized by the holders of the outstanding stock entitled to vote thereon in accordance with the provisions of Section 228 of the DGCL.

Fourth.  That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 and 228 of the DGCL.

Fifth.  That the aforesaid amendment shall be executed, filed and recorded in accordance with Section 103 of the DGCL.

Sixth.  Any time prior to the effectiveness of the filing of the aforesaid amendment with the Secretary of State, notwithstanding authorization of the proposed amendment by the stockholders of the corporation, the Board of Directors may abandon such proposed amendment without further action by the stockholders.

[Signature Page Follows]

IN WITNESS WHEREOF, BATS Global Markets, Inc. has caused this Certificate of Amendment to be signed by an authorized officer thereof, this       day of           , 2016.

Bats Global Markets, Inc.,
a Delaware corporation

By:
	Name:	Chris Concannon
	Title:	President and Chief Executive Officer